UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2012

CENTRAL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 North Central Expressway Suite 1525 Dallas, Texas		75206
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 360-7480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On September 14, 2012, Regional Enterprises, Inc. (“Regional”), a wholly-owned subsidiary of Central Energy Partners LP (“Central”) received a “response and notice of default and reservation of rights” (“Default Notice”) from RB International Finance (USA) (“RBI”) in connection with the Loan Agreement dated as of July 26, 2007 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) between Regional and RBI.

The Default Notice was the result of Regional’s failure to pay the August 2012 interest of $10,619.65 due and payable on September 4, 2012. Under the terms of the Loan Agreement, upon an event of default, RBI at its sole discretion may declare all amounts owing in connection with the Loan Agreement immediately due and payable and take all actions prescribed under the Loan Agreement and the related security documents, as amended, including foreclosure on the assets and common stock of Regional which are held as collateral for the loan. Currently the amount of principal owing under the Loan Agreement is $1,970,000.

Central’s management is currently in discussions with RBI to restructure the Loan Agreement (“Restructuring”). Although no definitive agreement has been reached, these discussions include reductions to the monthly principal payments required under the Loan Agreement for a sufficient period of time to permit Regional to stabilize revenues which were reduced as a result of the asphalt leak and a lost customer as more fully described in Central’s most recently filed report on Form 10-Q for the quarter ended June 30, 2012. Regional does not expect that it will have sufficient cash from operations to make the monthly principal payment of $90,000 due for September 2012 and October 2012 unless a Restructuring is completed.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Energy Partners LP

By: Central Energy GP LLC,

its General Partner

By: /s/ Ian T. Bothwell

Ian T. Bothwell,

Executive Vice President,

Chief Financial Officer and

Principal Accounting Officer

Dated: September 20, 2012